UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): August 19, 2005
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
1. Television Station Sales Agreements. On August 19, 2005, Emmis Communications Corporation (the “Company”), through its subsidiaries, entered into three definitive agreements to sell substantially all of the assets of nine of its television stations to Gray Television Group, Inc., Journal Broadcast Corporation and LIN Television Corporation for aggregate cash consideration of $681 million (subject to customary adjustments and prorations). Each of the transactions contains customary representations, warranties, covenants and allocations, and is subject to typical closing conditions, including but not limited to approvals by the Federal Communications Commission and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     Pursuant to the asset purchase agreement with Gray Television, the Company will sell for $186 million (subject to customary adjustments and prorations) substantially all of the assets of WSAZ-TV (Ch. 3, NBC affiliate) in Huntington/Charleston, West Virginia.
     Pursuant to the asset purchase agreement with Journal Broadcasting, the Company will sell for $235 million (subject to customary adjustments and prorations) substantially all of the assets of WFTX-TV (Ch. 4, Fox affiliate) in Fort Myers, Fla.; KMTV-TV (Ch. 3, CBS affiliate) in Omaha, Neb.; and KGUN-TV (Ch. 9, ABC affiliate) in Tucson, Ariz. The agreement provides that the parties will enter into a local marketing agreement with respect to KMTV-TV if FCC approval of the KMTV-TV sale has not been received prior to closing on the other two stations.
     Pursuant to the asset purchase agreement with LIN Television, the Company will sell for $260 million (subject to customary adjustments and prorations) substantially all of the assets of WALA-TV (Ch. 10, Fox affiliate) and WBPG-TV (Ch. 55, WB affiliate) in Mobile, Ala./Pensacola, Fla.; WTHI-TV (Ch. 10, CBS affiliate) in Terre Haute, Ind.; WLUK-TV (Ch. 11, Fox affiliate) in Green Bay, Wis.; and KRQE-TV (Ch. 13, CBS affiliate) in Albuquerque, New Mexico, plus regional satellite stations KBIM-TV and KREZ-TV.
     The foregoing description of the transactions does not purport to be a complete statement of the parties’ rights and obligations under the purchase agreements and is qualified in its entirety by reference to the purchase agreements which are filed with this report as Exhibits 10.1, 10.2, and 10.3, respectively. A copy of the press release announcing the transactions is filed with this report as Exhibit 99.1.
2. Amendment to Employment Arrangement. On August 22, 2005, the Company executed an amendment (the “Amendment”) to the Employment Agreement (the “Employment Agreement”) between Emmis Operating Company (“EOC”) and Randall D. Bongarten (“Executive”), dated March 1, 2003, as amended, and to the Change in Control Severance Agreement (the “Change in Control Agreement”) between the Company and Executive, dated August 11, 2003, as amended. The Amendment provides that (i) the Employment Agreement may be assigned to any buyer of all or any portion of the Company’s television business; (ii) the two-year post-employment non-interference covenant will survive any “Change in Control” (as defined in the Change in Control Agreement) or other business combination; (iii) any sale or series of sales of the Company’s television stations that results in the Company owning less than five stations will constitute a Change in Control; (iv) in the event of a “Qualifying Termination” (as defined in the Change in Control Agreement) during the “Termination Period” (as defined in the Change in Control Agreement), the Company will pay (A) the stock bonus otherwise due pursuant to Section 6.4 of the Employment Agreement on February 28, 2006, to the extent not previously paid, and (B) if the Qualifying Termination occurs after February 28, 2006, a pro rata portion of the completion bonus otherwise due pursuant to Section 6.4 of the Employment Agreement on February 28, 2009; (v) restricted stock held by the Executive will vest upon a Change in Control and the vesting trigger for both stock options and restricted stock will include a “Non-Qualifying Transaction” (as defined in the Change in Control Agreement); (vi) in the event of a Non-Qualifying Transaction in which the buyer does not assume Executive’s Employment Agreement and Executive quits without “Good Reason” (as defined in the Employment Agreement) to work for the buyer, Executive will receive (A) the completion bonus under Section 6.4 of the Employment Agreement on or about February 28, 2006 and (B) an amount determined by the Compensation Committee of not less than $100,000, in satisfaction of Executive’s annual bonus for the year ending February 28, 2006; (vii) Executive will be reimbursed for up to $100,000 (subject to gross up for applicable taxes) in reasonable attorney fees incurred by Executive in connection with the Amendments and an unsuccessful attempt, if any, by Executive to acquire all or a portion of the Company’s television business; and (viii) in connection with the sale of all or any portion of the television business in which Executive becomes employed by a buyer, the Company will assign and cause the buyer to assume the Change in Control Agreement. The foregoing description of the Amendment does not purport to be a complete statement of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the letter agreement which is filed with this report as Exhibit 10.4.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits

EXHIBIT #	DESCRIPTION

10.1	Asset Purchase Agreement, dated August 19, 2005, among Emmis Television Broadcasting, L.P., Emmis Television License, LLC and Gray Television Group, Inc.

10.2	Asset Purchase Agreement, dated August 19, 2005, among Emmis Television Broadcasting, L.P., Emmis Television License, LLC, Journal Broadcast Corporation and Journal Broadcast Group, Inc.

10.3	Asset Purchase Agreement, dated August 19, 2005, among Emmis Television Broadcasting, L.P., Emmis Television License, LLC, Emmis Indiana Broadcasting, L.P. and LIN Television Corporation.

10.4	Letter Agreement, dated August 22, 2005, among Emmis Communications Corporation, Emmis Operating Company and Randall D. Bongarten.

99.1	Press Release dated August 22, 2005.
Signatures.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: August 25, 2005	By:	/s/ J. Scott Enright
J. Scott Enright, Vice President,
Associate General Counsel and Secretary